Exhibit 99.1

HAVERTYS REPORTS RESULTS FOR THIRD QUARTER 2011

ATLANTA, GEORGIA, November 2, 2011 – HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports third quarter 2011 operating results of earnings per share of $0.01 compared to $0.05 for the same period of 2010.  The loss per share for the nine months ended September 30, 2011 is ($0.07) compared to earnings per share of $.13 for the same period of 2010.

As previously reported, net sales for the third quarter of 2011 were 1.1% lower than in the same period of 2010 and down 1.2% for the nine months ended September 30, 2011.  Written sales for the third quarter of 2011 increased 2.6% over the same quarter of last year.

Clarence H. Smith, president and chief executive officer, said, “The retail home furniture business remains challenging but we are committed to connecting with our customers by having great showrooms, excellent service and exciting new products. Our program for enhancing store interiors is complete in 33 stores and will continue through early 2013. We are working with a new marketing agency to develop a consumer segmentation model which will aid in more efficiently reaching our target customers with a resonating message. The review of manufacturers’ new products is ongoing as we develop a merchandise assortment that embraces the Havertys brand of style, quality and value.

There are numerous opportunities for store expansion that we evaluate. Our new Boca Raton, Florida store introduced customers in that market to Havertys in late October and a relocated Asheville, North Carolina store will open later this month.  We have slated for opening in 2012 a new store in Baltimore, Maryland and a replacement store in the Atlanta market as well as two new stores in other markets.

The housing market, to which home furnishings sales are naturally linked, continues to be a persistent and significant drag on the economy. Given this fragility, it is important for us to maintain our strong balance sheet and cash position and we are careful in the deployment of capital.  Our middle to upper-middle income target customer is also likely to remain cautious in spending until overall economic growth shows signs of sustainability accompanied by improvements in the housing market.

Financial Highlights

Third Quarter 2011 Compared to Third Quarter 2010

•	Net income of $0.1 million in 2011 compared to $1.2 million in 2010.
•	Net sales decreased 1.1% to $155.4 million and comparable store sales decreased 0.6%.
•	Bedding sales continue to show year over year growth with strength at the higher price points.
•	Gross profit margins were up slightly at 51.8% as a percent of sales compared to 51.3% and better than our expectations.
•
Selling, general and administrative costs increased $1.2 million.  Lower sales made leveraging the costs more difficult, and accordingly, total SG&A rose 1.3% as a percent of net sales. Our advertising and marketing expenditures for the third quarter were up $0.4 million due in part to new initiatives.  Higher fuel prices increased our delivery expenses and rising group insurance costs impacted our SG&A.

NEWS RELEASE – NOVEMBER 2, 2011 Page 2

Nine Months ended September 30, 2011 Compared to Same Period of 2010

•	Net loss of $1.5 million in 2011 compared to earnings of $2.9 million in 2010.
•	Net sales decreased 1.2% to $452.6 million and comparable store sales decreased 0.9%.
•	Gross profit margins were 51.4% as a percent of sales compared to 51.5%.
•	Selling, general and administrative expense increased $1.3 million and with lower sales rose 0.9% as a percent of sales.
•
Income tax expense for the nine months ended September 30, 2011 includes approximately $0.2 million related to a non-cash adjustment to our recorded income tax receivables.  For the 2010 period the income tax expense that would otherwise have been recognized was virtually offset by a reduction in the allowance for deferred taxes.

Expectations and Other

•	Gross profit margins for the fourth quarter are expected to be approximately 1.0% higher than the 51.0% recorded in the fourth quarter of 2010.
•	Advertising and marketing expense are planned to be approximately 0.8% as a percent of sales greater in the fourth quarter of 2011 than in the comparable prior year period.
•
We completed the relocation of a store in Austin, TX during the second quarter and during the fourth quarter, opened a store in the Boca Raton, FL market and will also relocate our Asheville, NC, store.  During 2012 we plan to open a store in Baltimore, MD in the second quarter and in the second half of the year a replacement store in Atlanta, GA and two new stores in other markets.

•	Cash flow from operations for the nine months ended September 30, 2011 was $30.1 million.
•	Cash at the end of the third quarter of 2011 totaled $66.5 million. We have no funded debt and did not use our $50.0 million credit facility.
•
Our capital expenditures for the third quarter included $4.8 million for the purchase of four existing Havertys stores previously under lease.  Total capital expenditures are expected to be $19.0 million for 2011 and $18.5 million for 2012.

•	For the fourth quarter to date delivered sales are up 4.9% and written sales are down 1.4% compared to the same period last year.

NEWS RELEASE – NOVEMBER 2, 2011 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$155,379	$157,137	$452,644	$458,248
Cost of goods sold	74,941	76,558	219,849	222,130
Gross profit	80,438	80,579	232,795	236,118
Credit service charges	109	167	362	566
Gross profit and other revenue	80,547	80,746	233,157	236,684

Expenses:
Selling, general and administrative	80,445	79,272	234,282	233,025
Interest, net	177	202	576	616
Provision for doubtful accounts	23	71	124	277
Other (income) expense, net	(185)	(45)	(368)	(255)
	80,460	79,500	234,614	233,663

Income (loss) before income taxes	87	1,246	(1,457)	3,021
Income tax expense (benefit)	(31)	59	37	86
Net income (loss)	$118	$1,187	$(1,494)	$2,935

Basic earnings (loss) per share:
Common Stock	$0.01	$0.05	$(0.07)	$0.14
Class A Common Stock	$0.01	$0.05	$(0.07)	$0.13

Diluted earnings (loss) per share:
Common Stock	$0.01	$0.05	$(0.07)	$0.13
Class A Common Stock	$0.01	$0.05	$(0.07)	$0.13

Basic weighted average shares outstanding:
Common Stock	18,666	18,472	18,600	18,040
Class A Common Stock	3,283	3,371	3,309	3,637

Diluted weighted average shares outstanding:
Common Stock	22,162	22,013	18,600	21,955
Class A Common Stock	3,283	3,371	3,309	3,637

NEWS RELEASE – NOVEMBER 2, 2011 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)

	September 30, 2011	December 31, 2010	September 30, 2010
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$66,485	$58,045	$67,084
Restricted cash and cash equivalents	6,812	—	—
Accounts receivable	11,082	13,778	13,682
Inventories	81,637	91,938	88,184
Prepaid expenses	9,210	7,685	8,804
Other current assets	3,718	5,489	6,304
Total current assets	178,944	176,935	184,058
Accounts receivable, long-term	478	588	632
Property and equipment	176,448	175,511	172,547
Deferred income taxes	11,672	11,524	11,249
Other assets	5,239	5,681	5,674
	$372,781	$370,239	$374,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,707	$18,088	$21,179
Customer deposits	19,921	13,585	17,849
Accrued liabilities	30,351	31,357	32,166
Deferred income taxes	6,976	7,052	7,450
Current portion of lease obligations	550	525	501
Total current liabilities	75,505	70,607	79,145
Lease obligations, less current portion	8,158	8,574	8,727
Other liabilities	34,693	37,876	33,938
Total liabilities	118,356	117,057	121,810

Stockholders’ equity	254,425	253,182	252,350
	$372,781	$370,239	$374,160

NEWS RELEASE – NOVEMBER 2, 2011 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(1,494)	$2,935
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,542	12,689
Share-based compensation expense	1,569	1,373
Provision for doubtful accounts	124	277
Deferred income taxes	—	(2,322)
Net gain on sale of property and equipment	(142)	(107)
Other	258	(212)
Changes in operating assets and liabilities:
Accounts receivable	2,682	1,552
Inventories	10,301	5,117
Customer deposits	6,336	3,847
Other assets and liabilities	(1,679)	(2,358)
Accounts payable and accrued liabilities	(1,387)	4,055
Net cash provided by operating activities	30,110	26,846

Cash Flows from Investing Activities:
Capital expenditures	(14,480)	(6,906)
Restricted cash and cash equivalents	(6,812)	—
Proceeds from sale of property and equipment	155	207
Net cash used in investing activities	(21,137)	(6,699)

Cash Flows from Financing Activities:
Payments on lease obligations	(391)	(255)
Proceeds from exercise of stock options	270	3,319
Other financing activities	(412)	(593)
Net cash provided by (used in) financing activities	(533)	2,471

Increase in cash and cash equivalents during the period	8,440	22,618
Cash and cash equivalents at beginning of period	58,045	44,466

Cash and cash equivalents at end of period	$66,485	$67,084

Calculation of Earnings Per Share

We report our earnings per share using the two-class method.  The income or loss per share for each class of common stock is calculated assuming 100% of our earnings or losses are distributed as dividends to each class of common stock based on their contractual rights.

The Common Stock of the Company has a preferential dividend rate of at least 105% of the dividend paid on the Class A Common Stock. The Class A Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock (on all matters other than the election of directors), may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class A Common Stock.

NEWS RELEASE – NOVEMBER 2, 2011 Page 6

The following is a reconciliation of the earnings (loss) and number of shares used in calculating the diluted earnings (loss) per share for Common Stock and Class A Common Stock (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Numerator:
Common:
Distributed earnings	$—	$—	$—	$—
Undistributed earnings (loss)	101	1,011	(1,277)	2,462
Basic	101	1,011	(1,277)	2,462
Class A Common earnings (loss)	17	176	—	473
Diluted	$118	$1,187	$(1,277)	$2,935

Class A Common:
Distributed earnings	$—	$—	$—	$—
Undistributed earnings (loss)	17	176	(217)	473
	$17	$176	$(217)	$473

Denominator:
Common:
Weighted average shares outstanding - basic	18,666	18,472	18,600	18,040
Assumed conversion of Class A Common Stock	3,283	3,371	—	3,637
Dilutive options, awards and common stock equivalents	213	170	—	278

Total weighted-average diluted Common Stock	22,162	22,013	18,600	21,955

Class A Common:
Weighted average shares outstanding	3,283	3,371	3,309	3,637

Antidilutive shares excluded from the denominator:
Excluded due to the options’ exercise prices being greater than the average market price	788	1,203	797	882

Also excluded from the denominator for the nine months ended September 30, 2011, because of the net loss for that period, is the assumed conversion of the Class A Common Stock, dilutive options, awards and common stock equivalents totaling approximately 3,536,000 shares.

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

NEWS RELEASE – NOVEMBER 2, 2011 Page 7

Conference Call Information

The company will sponsor a conference call Thursday, November 3, 2011 at 10:00 a.m. Eastern Daylight Time to review the results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.